Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, INC. EXPECTS 15%-20% ORGANIC GROWTH

IN PRODUCTION FOR 2008 WITH CAPEX OF $235 MILLION

Full Year 2007 Production Expected To Be Up 25% Compared to 2006

Third Quarter 2007 Production Up 22% Compared To Third Quarter 2006

Current Production Continues to Climb

DENVER, COLORADO, October 30, 2007 /PRNewswire/ — Venoco, Inc. (NYSE: VQ) announced that its production for the third quarter of 2007 was 20,700 barrels of oil equivalent per day (BOE/d), a 22% increase over the third quarter of 2006.  Of the 3,738 BOE/d growth between periods, about one third results from the second quarter acquisitions of the West Montalvo field in California and properties in Texas including the Manvel field.

“I am very pleased with our first year as a publicly traded company,” noted Venoco’s founder, Chairman and CEO, Tim Marquez.  “We have achieved significant growth over this past year both organically and through strategic acquisitions.  For 2008 we have a solid portfolio of organic growth opportunities and will continue to actively pursue acquisitions.”

Third quarter net production averaged 20,700 BOE/d, compared to 16,962 BOE/d in the third quarter of 2006.  The company expects full-year 2007 production to be up 25% from full-year 2006 production and to average 19,900 BOE/d.

“We see production growing organically throughout the coming year,” said Venoco’s Chief Operating Officer and Executive Vice President, Mark DePuy.  “We expect production increases in all our major areas, including continued growth in both of our recently acquired properties — West Montalvo in coastal California and Manvel in Texas.  We commenced drilling on Platform Grace in the third quarter with production expected to come on line in November.  We continue to have an active development drilling and workover program in the Sacramento Basin with five drilling and five workover/completion rigs.  In addition, we remain active in Hastings and expect our efforts to increase fluid processing capacity will further increase production from the field.”

2008 Production Forecast: 15%-20% Increase

Venoco expects to increase production for full-year 2008 by 15% to 20% when compared to expected full-year 2007 production.  The company sees continued growth throughout its main focus areas: the Sacramento Basin, Coastal California and Texas.

In the Sacramento Basin, production increases are expected from the company’s continued drilling and workover programs.  Venoco plans to drill 110 new wells and workover more than 100 wells during 2008.  The company is planning to hydraulically fracture a number of wells in late 2007 and 2008.  Historical completion practices in the Basin have not included fracing wells.

In Coastal California, production from the offshore Santa Clara field (Platform Grace) is expected to ramp up in 2008 from the drilling program initiated in late third quarter of 2007.  Production increases are also expected in the West Montalvo field from wellwork and drilling new wells.

In Texas, production increases are forecast in the Hastings Complex with the expansion of fluid-processing facilities in late 2007, which will increase the field’s fluid-processing capacity to approximately 500,000 barrels per day.  Fluid-processing capacity was about 150-160,000 barrels per day when Venoco acquired the field.  The increased processing capacity will allow for continuing production growth in the field through well workovers and recompletions.  Similar work is planned in the nearby Manvel field, which is also forecast to have production increases in 2008.

2008 Capital Investments Forecast

Venoco expects capital expenditures to be approximately $235 million in 2008, with approximately $130 million invested in the Sacramento Basin, $70 million invested in Coastal California and $35 million invested in Texas.  To categorize the $235 million of forecast expenditures, $185 million is forecast for development drilling and wellwork, $25 million is forecast for facilities and $25 million is forecast for exploration.

Though the company actively pursues acquisitions, Venoco does not forecast expenditures for acquisitions.

2008 Production Expenses and General & Administrative Expenses

Venoco’s full-year 2008 forecast for production expenses is $13.50 per BOE (excluding transportation expenses and production & property taxes) and for general &

administrative expenses is $3.75 per BOE (excluding estimated SFAS 123R expenses).

Conference Call and Webcast

The company will host a conference call on Tuesday, October 30, 2007 at 10:30 a.m. Mountain (12:30 p.m. Eastern) to discuss 2007 & 2008 guidance.  The call will be webcast and those wanting to listen may do so by using a link on the Investor Relations page of the company’s website at http://www.venocoinc.com.  Those wanting to participate in the Q & A portion can call (866) 203-3206 and use conference code 54510522.  International participants can call (617) 213-8848 and use the same conference code.

A replay of the conference call will be available for one week by calling (888) 286-8010 or, for International callers, (617) 801-6888, and using passcode 68022864.  A replay will also be available on the Venoco website for 30 days.

About the Company

Venoco is an independent energy company engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties in California and Texas.  It has headquarters in Denver, Colorado and regional offices in Carpinteria, California and Houston, Texas.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates three onshore properties in Southern California, has extensive operations in Northern California’s Sacramento Basin and operates eighteen fields in Texas.

Forward-looking Statements

Statements made in this news release relating to Venoco’s future production, reserves, capital expenditures, development projects, production and G&A expenses and all other statements other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling activity, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties.  Costs anticipated on a per BOE basis are a function of total anticipated production volumes, changes to which can adversely effect the anticipated costs per barrel. All forward-looking statements are made only

as of the date hereof, and the company undertakes no obligation to update any such statement.    Further information on risks and uncertainties that may affect the Company’s operations and financial performance is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

For further information, please contact Mike Edwards, (303) 626-8320 direct; (805) 455-9658 cell.  This release is available on our website at www.venocoinc.com.

Source: Venoco, Inc.           ///